Exhibit 10.7

OMNIBUS AMENDMENT AGREEMENT

THIS OMNIBUS AMENDMENT AGREEMENT (this “Amendment”), is made as of March 23, 2018, between MaxQ AI Ltd. (f/k/a MedyMatch Technology Ltd.), a company incorporated under the laws of the State of Israel (the “Company”), and South Florida Biotech Ventures LLC (including its successors and permitted assigns, “South Florida”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the SPA (as defined below).

WHEREAS, the Company and South Florida entered into that certain Securities Purchase Agreement (the “SPA”), Registration Rights Agreement (the “RRA”) and Security Agreement (Fixed Charge) and Security Agreement (Floating Charge) (the “Security Agreements”), all dated December 29, 2017; and

WHEREAS, the Company and South Florida constitute the required majority to amend the terms of the SPA and RRA in accordance with the terms thereof; and

WHEREAS, the Company and South Florida wish to amend certain provisions of the SPA and RRA and to clarify certain matters of the Security Agreements, as more thoroughly described herein; and

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto hereby agree as follows:

1.	Amendment to the SPA.

1.1.	Part (e) of the definition of “Exempt Issuance” under Section 1.1 of the SPA shall be replaced in its entirety with the following (additions are bold and underlined and deletions are struck through):

“(e) additional Notes which may be issued on or before the Termination Date to South Florida Biotech Ventures LLC in the principal amount of $125,000, to Melechdavid, Inc.~~Exigent as a Purchaser hereunder~~ in the principal amount of ~~up to $1,500,000~~$125,000, to HS Contrarian Investments LLC in the principal amount of $250,000, and to Alpha Capital Anstalt in the principal amount of $1,000,000 on the same terms and conditions as the Offering and when issued and paid for will be deemed to constitute part of the Offering, including but not limited to with respect to security interests ranking pari passu among all Purchasers ~~(including Exigent)~~ and registration rights pursuant to the Purchaser Registration Rights Agreement except that ~~(i) Exigent will receive the registration rights under the Exigent Registration Rights Agreement, and (ii)~~ the Conversion Price (as defined in the Note) (i.e. pre-Qualified Offering, pre-money valuation of the Company) shall be $27.30, subject to adjustment for share splits and other recapitalization events.”

1.2.	The definition of “Exigent Option” under Section 1.1. of the SPA shall be deleted in its entirety.

1.3.	The following definition of “South Florida Option” shall be added to Section 1.1. of the SPA immediately after the definition of “Security Agreements”:

“South Florida Option” shall mean the rights available to South Florida Biotech Ventures LLC, Melechdavid, Inc., HS Contrarian Investments LLC and Alpha Capital Anstalt as described in part (e) of the definition of Exempt Issuance.

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1.4.	Section 2.1 of the SPA shall be replaced in its entirety with the following (additions are bold and underlined and deletions are struck through):

“2.1 Closing. On the Closing Dates, upon the terms and subject to the conditions set forth herein, the Company agrees to sell, through Palladium, and the Purchasers, severally and not jointly, agree to purchase, an aggregate of $4,320,000 (inclusive of the Palladium Notes, as defined below, but exclusive of any amounts under Notes issued pursuant to the South Florida Option) of principal amount of Notes, each such purchase and sale being a “Closing”. An additional Note representing the placement agent fee payable to Palladium as described on Schedule 3.1(r) will be issued on each~~the~~ Closing Date for the placement agent fee payable to Palladium with respect to such~~the~~ Closing (each a “Palladium Note” and collectively, “Palladium Notes”), provided that no fee shall be due to Palladium with respect to the South Florida Option. The Notes issuable to Palladium will be held by the Escrow Agent and delivered to Palladium only upon the closing of the Qualified Offering. Each Purchaser shall deliver to the Company such Purchaser’s Subscription Amount, and the Company shall deliver to each Purchaser its respective Note, and the Company and each Purchaser shall deliver the other items set forth in Section 2.2 deliverable at a Closing. Upon satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3, each Closing shall occur at the offices of Purchaser Counsel or such other location as the parties shall mutually agree. Notwithstanding anything herein to the contrary, the initial Closing must take place on or before December 27, 2017. The Closing Date for the final Closing ~~if Exigent elects to exercise any portion of the Exigent option described in item (e) of the definition of Exempt Issuance,~~ shall occur on or before March 29, 2018 (the “Termination Date”). With respect to any Closing not held on or before the Termination Date, the Escrow Agent shall cause all subscription documents and funds, if any, to be returned, without interest or deduction to each prospective Purchaser. Notwithstanding the date of any Closing subsequent to the initial Closing, all time effective clauses in the Transaction Documents shall commence on the initial Closing Date and the Transaction Documents will be deemed modified mutatis mutandis in connection with such subsequent Closings, if any, including with respect to the exercise of the South Florida~~Exigent~~ Option. The Maturity Date (as defined in the Notes) of the Notes issued at all Closings subsequent to the initial Closing shall be the same as the Maturity Date of the Notes issued at the initial Closing. No sale of Notes may be made pursuant to this Agreement except pursuant to the Company’s agreement with Palladium as placement agent pursuant to a written agreement between the Company and Palladium. The South Florida~~Exigent~~ Option may be exercised, in one or more occasions~~, only after ten Business Days’ prior notice to the Purchasers who must receive details of the exercise, the principal amount in respect of which the Note is to be issued, and copies of the Transaction Documents to be employed therewith~~; with respect to Notes issuable pursuant to the South Florida Option~~to Exigent hereunder~~, Exhibit A shall be amended to reflect the Conversion Price per part~~item~~ (e)~~(2)~~ of the definition of “Exempt Issuance”.

1.5.	The parties to this Amendment agree that Disclosure Schedules as of the date of this Amendment shall be in accordance with amended Schedule 3, which forms part of this Amendment.

1.6.	The persons and entities listed as Lock Up Agreement providers under Schedule 4.16 of the SPA shall be amended in accordance with the amended Schedule 4.16, which forms part of this Amendment. The parties to this Amendment agree that the Lock Up Agreements previously signed by the parties shall apply with respect to the amount of shares listed on the amended Schedule 4.16, including shares to be issued upon conversion of Notes to be issued under this Amendment.

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2.	Amendment to the RRA.

2.1.	The definition of “Initial Registrable Securities” under Section 1(r) of the RRA shall be replaced in its entirety with the following (additions are bold and underlined and deletions are struck through):

“Initial Registrable Securities” means (i) the Conversion Shares issuable upon conversion of the Notes issued in connection with each~~the~~ Closing under the Securities Purchase Agreement, (ii) the Conversion Shares issuable upon conversion of the Notes issued in connection with South Florida Option as defined in the Securities Purchase Agreement, (iii) the Ordinary Shares described on the Schedule of Investors under the heading “Private Purchase Shares”, and (iv~~ii~~) any capital stock of the Company issued or issuable with respect to the Notes and Conversion Shares and Private Purchase Shares as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise without regard to any limitations on conversion of the Notes including interest which could accrue through six months after the issue date of the Notes; but excluding any Ordinary Shares held by or issuable to Exigent.

3.	Clarification with respect to the Security Agreements

3.1.	The parties hereby agree that any additional Notes to be issued pursuant to the South Florida Option shall be deemed Notes under the Security Agreements and the Purchasers and the Company shall cause to be made at the Company’s expense all filings necessary or appropriate to memorialize and protect the rights of Purchasers under the Security Agreements.

4.	Fees and Expenses.

4.1.	Each party hereto shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Amendment; provided that subject to consummation of an additional Closing under the SPA, the Company shall pay the costs actually incurred by Palladium in connection with the investment contemplated by the SPA and this Amendment (including legal costs), up to the maximum amount of US$10,000 and the legal fees, costs and expenses referred to in Section 3.1. Reimbursement may be made by way of direct payment to Palladium’s advisors.

5.	Exercise of Option and Additional Investment.

5.1.	South Florida hereby exercises the South Florida Option and subscribes for an additional $250,000 principal Note amount pursuant to the SPA. The Company and South Florida will take such actions and enter into additional agreements as necessary to effectuate the foregoing option exercise and additional subscription.

5.2.	HS Contrarian Investments LLC hereby exercises the South Florida Option and subscribes for an additional $250,000 principal Note amount pursuant to the SPA. The Company and HS Contrarian Investments LLC will take such actions and enter into additional agreements as necessary to effectuate the foregoing option exercise and additional subscription.

5.3.	Alpha Capital Anstalt hereby exercises the South Florida Option and subscribes for an additional $1,000,000 principal Note amount pursuant to the SPA. The Company and Alpha Capital Anstalt will take such actions and enter into additional agreements as necessary to effectuate the foregoing option exercise and additional subscription.

6.	Escrow.

6.1.	Escrow Closing. The parties hereto agree that a Closing with respect to the South Florida Option exercise may take place directly between the parties hereto and not pursuant to the Escrow Agreement.

7.	Miscellaneous.

7.1.	Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Amendment (other than those mandatorily subject to Israeli law and which may not be waived under Israeli law) shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof except as to corporate law matters which are specifically required by the laws of the State of Israel to be governed by the laws of the State of Israel.

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7.2.	Entire Agreement. This Amendment together with the SPA, Security Agreements and all exhibits and ancillaries hereto and thereto, constitute the full and entire agreement, covenants, promises and understandings between the parties hereto with respect to the subject matter hereof, and supersede any and all prior agreements, understandings, promises and representations made by all or some of the parties (or by either party to the other), written or oral, concerning the subject matter hereof and the terms applicable hereto. In the event of inconsistency between the terms of this Amendment and the Security Agreements, the terms of this Amendment shall prevail.

7.3.	Amendment & Waivers. Any term of this Amendment may be amended and the severance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company, the Purchasers representing the Majority in Interest under the SPA.

7.4.	Counterparts This Amendment may be executed by multiple counterparts (including facsimile counterparts), each of which shall be original as against the party whose signature appears thereon, but all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Omnibus Amendment Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

COMPANY:

MAXQ AI Ltd.

/s/ Michael Rosenberg
By:	Michael Rosenberg
Its:	Chief Financial Officer

PURCHASERS:

South Florida Biotech Ventures LLC

/s/ Mark Grossman
By:	Mark Grossman
Its:	Managing Member

HS CONTRARIAN INVESTMENTS LLC

/s/ John Stetson
By:	John Stetson
Its:	Managing Member

ALPHA CAPITAL ANSTALT

/s/ Konrod Ackermann
By:	Konrod Ackermann
Its:	Director

MELECHDAVID, INC.

/s/ Mark Grossman
By:	Mark Grossman
Its:	President

ACKNOWLEDGED AND AGREED:

GRUSHKO & MITTMAN, P.C. AS

ESCROW AGENT

By:	/s/ Grushko & Mittman, P.C.

EXIGENT MANAGEMENT LTD.

(With respect to the waiver of the Exigent Option

(as defined in the SPA, prior to this Amendment))

By:	/s/ ELD

[MaxQ AI Ltd. / Signature Page to Omnibus Amendment Agreement]

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